Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement File No. 333-172235 on Form S-3, No. 333-105877 on Form S-4 and Nos. 33-50282, 33-59083, 33-59623, 33-67918, 33-75846, 333-04875, 333-06533, 333-25923, 333-50461, 333-81337, 333-87243, 333-88506, 333-90247, 333-46284, 333-123306, 333-130547, 333-151569, 333-171399, 333-174437 and 333-174436 on Form S-8 of our reports dated February 8, 2012, relating to the consolidated financial statements and financial statement schedule of UnitedHealth Group Incorporated and the effectiveness of UnitedHealth Group Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of UnitedHealth Group Incorporated for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN
February 8, 2012